American Century Mutual Funds, Inc.

Letter Regarding Internal Control for Filing as an Exhibit to Sub-Item 77B of Form N-SAR



INDEPENDENT AUDITORS' REPORT
The Board of Directors,
American Century Mutual Funds, Inc.
     In planning and performing our audits of the financial statements of Growth Fund, Select Fund, Ultra Fund, Vista Fund, Heritage Fund, Giftrust Fund, Balanced Fund, Bond Fund, Limited-Term Bond Fund, Intermediate-Term Bond Fund, New Opportunities Fund, High-Yield Fund, Tax-Managed Value Fund, Veedot Fund, and New Opportunities II Fund, comprising American Century Mutual Funds, Inc. (the "Company") for the year ended October 31, 2001 (June 1, 2001 (inception) through October 31, 2001 for New Opportunities II Fund) (on which we have issued our reports dated December 7, 2001), we considered its internal control, including control activities for safeguarding securities, in order to determine our auditing procedures for the purpose of expressing our opinions on the financial statements and to comply with the requirements of Form N-SAR, and not to provide assurance on the Company's internal control.

The management of the Company is responsible for establishing and maintaining internal control. In fulfilling this responsibility, estimates and judgments by management are required to assess the expected benefits and related costs of controls. Generally, controls that are relevant to an audit pertain to the entity's objective of preparing financial statements for external purposes that are fairly presented in conformity with accounting principles generally accepted in the United States of America.
Those controls include the safeguarding of assets against unauthorized acquisition, use, or disposition.

Because of inherent limitations  in any internal  control,
misstatements due to error or fraud may occur and not be detected. Also, projections of any evaluation of internal control to future periods are subject to the risk that the internal control may become inadequate because of changes in conditions or that the degree of compliance with policies or procedures deteriorate. Our consideration of the Company's internal control would not necessarily disclose all matters in internal control that might be material weaknesses under standards established by the American Institute of Certified Public Accountants. A material weakness is a condition in which the design or operation of one or more of the internal control components does not  reduce  to a  relatively  low level the risk that misstatements due to error or fraud in amounts that would be material in relation to the financial statements being audited may occur and not be detected within a timely period by employees in the normal course of performing their assigned functions. However, we noted no matters involving the Company's
internal  control  and  its  operation,   including  controls  for  safeguarding
securities, that we consider to be material weaknesses as defined above as of October 31, 2001.

This report is intended solely for the information and use of management, the Board of Directors of the Company, and the Securities and Exchange Commission and is not intended to be and should not be used by anyone other than these specified parties.


/s/ Deloitte & Touche LLP
Kansas City, Missouri
December 7, 2001




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